NAME OF REGISTRANT
Franklin Tax-Free Trust
File No. 811-4149


EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.






FRANKLIN TAX-FREE TRUST

	ACTION OF SOLE SHAREHOLDER BY

WRITTEN CONSENT


		The undersigned, being the sole
shareholder of the Franklin Federal Limited-Term
Tax-Free Income Fund (the "Fund"), series of
Franklin Tax-Free Trust (the "Trust"), does hereby take the following action and does hereby consent to the following resolution:


	RESOLVED:	That the terms and conditions
of the Investment Advisory Agreement, dated
September 1, 2003, entered into between
Franklin Advisers, Inc. and the Trust, on behalf of the Fund, be, and it hereby is, approved for the Fund.


		By execution hereof, the undersigned
shareholder waives prior notice of the
foregoing action by written consent.


Dated:  September 1, 2003


FRANKLIN RESOURCES, INC.


By: /s/ Murray L. Simpson
Murray L. Simpson
Executive Vice President